Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF COMMON STOCK

The following description of our common stock summarizes certain material terms and provisions of our certificate of incorporation, by-laws, and the Delaware General Corporation Law. For the complete terms of our common stock, please refer to our certificate of incorporation and by-laws, as amended and restated from time to time, and to the applicable provisions of the Delaware General Corporation Law.

Authorized Common Stock

We have authority to issue 5 billion shares of Common Stock, par value $0.001 per share.

Rights of Common Stock:

Voting Rights; Liquidation; Dividends. Holders of our common stock are entitled:

•to one vote per share upon any matter, including, without limitation, the election of directors, on which stockholders are entitled to vote;

•except as otherwise required by the certificate of incorporation, the bylaws or applicable law, all matters submitted to a vote of stockholders shall be determined by a majority of the votes cast;

•upon our liquidation, dissolution or winding up, whether voluntary or involuntary, to participate in the distribution of any assets remaining after the payment of all debts and liabilities, subject to any preferential rights of holders of any outstanding shares of preferred stock; and

•to receive dividends, which may be cumulative or non-cumulative, as may be lawfully declared from time to time by our board of directors.

Other Rights and Restrictions. The holders of our common stock do not have any preemptive or subscription rights to purchase additional securities issued by us, nor any rights to convert their common stock into other of our securities or have their shares of common stock redeemed by us. Our common stock is not subject to redemption by us. Our certificate and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Preferred Stock. Our board of directors has the authority, without further action by our stockholders, to issue up to 1 million shares of preferred stock, par value $0.001 per share, in one or more series and to fix the number of shares, designations, powers, preferences, and rights of the shares of each series and any qualifications, limitations or restrictions thereof to the full extent now or hereafter permitted by Delaware law.

Election, Terms and Removal of Directors. Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Each director shall hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. Subject to the rights of holders of any series of preferred stock then outstanding, directors may be removed, with or without cause, by the holders of a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Anti-Takeover Effects of Our Certificate of Incorporation and By-Law Provisions

Undesignated Preferred Stock. Because our board of directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of the common stock, which could adversely affect the holders of the common stock and could discourage a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Special Stockholder Meetings. Our bylaws provide that a special meeting of stockholders may only be called by our board of directors, pursuant to a resolution approved by a majority of the entire board of directors.

Stockholder Advance Notice Procedure. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders, and a separate advance notice procedure for director nominations at a special meeting of our stockholders at which directors are to be elected.

Proxy Access. Our bylaws permit a stockholder, or a group of up to 20 stockholders, that has continuously owned at least 3% of our outstanding common stock for at least three years, to nominate and include in our proxy materials director nominees constituting up to the greater of two directors or 25% of the board (rounded down), subject to the requirements and limitations set forth in our bylaws.

No Action by Written Consent of Stockholders. Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•prior to that time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include, among other things, the following:

•any merger or consolidation of the corporation or any majority-owned subsidiary of the corporation with (a) the interested stockholder or (b) with any corporation, partnership or other entity if the merger or consolidation is caused by the interested stockholder;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder of assets of the corporation or any majority-owned subsidiary of the corporation equal to at least 10% of the aggregate market value of all assets of the corporation or the aggregate market value of all outstanding stock of the corporation;

•subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;

•any transaction involving the corporation or any majority-owned subsidiary of the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, controlling or controlled by that entity or person.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve of even if a change in control would be beneficial to the interests of our stockholders.

Additional Restrictions on Transactions with Interested Shareholders. In addition to Section 203 of the Delaware General Corporation Law, described above, our certificate of incorporation contains the following restrictions on transactions with any “interested shareholder.” Any of the following, subject to the exception below, require the vote of the holders of at least 80% of the outstanding shares of the capital stock of the corporation:

•any merger or consolidation of the corporation or any majority-owned subsidiary with (a) any interested shareholder or (b) any other corporation which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested shareholder or affiliate of an interested shareholder of any assets of the corporation or any majority-owned subsidiary having an aggregate fair market value of $1 million or more;

•the issuance or transfer by the corporation or any majority-owned subsidiary of any securities of the corporation or any majority-owned subsidiary to any interested shareholder or any affiliate of an interested shareholder in exchange for cash, securities or other property having an aggregate fair market value of $1 million or more;

•the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any interested shareholder or an affiliate of an interested shareholder; or

•any reclassification of securities, or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity of the corporation or any majority-owned subsidiary which is directly or indirectly owned by an interested shareholder or any affiliate of an interested shareholder.

Our certificate of incorporation defines an “interested shareholder” as any person who (a) is the beneficial owner of more than five percent of capital stock of the corporation, (b) is an affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of five percent or more of the capital stock of the corporation, or (c) is an assignee or has otherwise succeeded to any shares of capital stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested shareholder, excluding shares acquired in a public offering within the meaning of the Securities Act of 1933, as amended.

These supermajority voting requirements in our certificate of incorporation do not apply if the transaction has been approved by a majority of the continuing directors at a meeting at which a quorum of at least four continuing directors is present. A continuing director is a director who is unaffiliated with the interested shareholder and who was a member of the board prior to the time the interested shareholder became an interested shareholder (or his or her qualified successor). Our certificate of incorporation requires the affirmative vote of at least 80% of the outstanding shares of our capital stock to amend or repeal these interested shareholder provisions.

The application of this provision of our certificate of incorporation may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve of, even if a change in control would be beneficial to the interests of our stockholders.